+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Ebrahimi                     Farhad                         Fred
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

         8821                      Experimental Farm Road
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                                   (Street)

       Cheyenne                        WY                          82009-8814
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    The Lamson & Sessions Co. (LMS)
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3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   12/2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   12/1998
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director    ___ Officer             X   10% Owner    ___ Other
                        (give title below) ---                   (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/21/01     P          19,700                      $3.61                              D         Family Member
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/21/01     P           5,300                      $3.62                              D         Family Member
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Common Stock         11/29/01     P          50,000                      $3.50                              I         Family Member
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Common Stock         12/03/01     P          50,000                      $3.41                              I         Family Member
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Common Stock         12/03/01     P           5,000                      $3.48                              I         Family Member
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Common Stock         12/05/01     P          50,000                      $3.31                              I         Family Member
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                                                                                        1,608,500
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

*   If the Form if filed by more than one Reporting Person, See Instruction
    4(b)  (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

(Over)
(Form 4-07/98)

FORM 4 (continued)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

           --------------------------------    ----------------------
           ** Signature of Reporting Person             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, see Instruction 6 for procedure.

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses: This Statement is occasioned by the purchases during November and December 2001 of an aggregate of 25,000 shares of the Issuer's common stock by Farhad Fred Ebrahimi and 155,000 shares of the Issuer's common stock by Farhad Alexander Ebrahimi. Farhad Fred Ebrahimi is the reporting person for the Ebrahimi Family, consisting of

Farhad Fred Ebrahimi, Mary Wilkie Ebrahimi, Farhad Alexander Ebrahimi, and Farah Alexandra Ebrahimi. As of December 31, 2000, 1,394,000 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi, husband and wife; 170,100 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farhad Alexander Ebrahimi; and 44,400 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farah Alexandra Ebrahimi. Accordingly, all members of the Ebrahimi family have a pecuniary interest in 1,608,500 shares of common stock of the Issuer.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


   /s/ Farhad Fred Ebrahimi                                 01/15/2002
  ------------------------------------                      -----------------
       **Signature of Reporting Person                             Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY

I, M.P. Wilkie Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

              This Power of Attorney is effective until revoked.

              Executed this 16th day of November, 1998.


                                             /s/ M.P. Wilkie Ebrahimi
                                             ------------------------
                                             M.P. Wilkie Ebrahimi

                               POWER OF ATTORNEY

I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

              This Power of Attorney is effective until revoked.

              Executed this 16th day of November, 1998.


                                             /s/ Farah A. Ebrahimi
                                             ------------------------
                                             Farah A. Ebrahimi


                               POWER OF ATTORNEY

I, Farhad A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

              This Power of Attorney is effective until revoked.

              Executed this 21st day of March, 1999.


                                             /s/ Farhad A. Ebrahimi
                                             ------------------------
                                             Farhad A. Ebrahimi